 Exhibit (a)(1)(iii)
Offer to Purchase for Cash
by
BrightSphere Investment Group Inc.
Up to 33,300,000 Shares of Its Common Stock
At a Cash Purchase Price of $31.50 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON DECEMBER 6, 2021, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

November 4, 2021
To Brokers, Banks and Other Nominees:
BrightSphere Investment Group Inc., a Delaware corporation (“BrightSphere”), has appointed us to act as Dealer Managers in connection with its offer to purchase for cash up to 33,300,000  shares of its common stock, $0.001 par value per share (the “Shares”), at a price of $31.50 per Share (the “Purchase Price”), to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 4, 2021 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.
BrightSphere will, upon the terms and subject to the conditions of the Offer, pay the Purchase Price, subject to the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase, for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to the Offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase, all of the Shares tendered may not be purchased if more than 33,300,000 Shares are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at BrightSphere’s expense promptly after the Expiration Date. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), BrightSphere may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.
BrightSphere reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.
Upon the terms and subject to the conditions of the Offer, if more than Shares, or such greater number as BrightSphere may elect to purchase, subject to applicable law, have been validly tendered, and not properly withdrawn before the Expiration Date, BrightSphere will accept the Shares to be purchased in the following order of priority: (i) first, BrightSphere will purchase all Odd Lots of less than 100 Shares from shareholders who validly tender all of their Shares and who do not validly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference); second, after purchasing all the Odd Lots that were validly tendered, from all stockholders who properly tender Shares, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional Shares; and (iii) third, only if necessary to permit BrightSphere to purchase 33,300,000 Shares (or such greater number as BrightSphere may elect to purchase, subject to applicable law), from holders who have tendered Shares subject to the condition that a specified minimum number of the holder’s Shares be purchased if any Shares are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. Therefore, it is possible that BrightSphere will not purchase all of the Shares tendered by a stockholder Shares not purchased because of proration provisions will be returned to the tendering stockholders at BrightSphere’s expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.
The Offer is not conditioned on the receipt of any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 7 of the Offer to Purchase.
For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1. The Offer to Purchase;
2. The Letter of Transmittal for your use and for the information of your clients, including an IRS Form W-9; and
3. A letter to clients that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.
The Company’s Board of Directors has authorized BrightSphere to make the Offer. However, none of BrightSphere, the members of its Board of Directors, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering any Shares or as to the price or prices at which stockholders may choose to tender their Shares. None of BrightSphere, the members of its Board of Directors, the Dealer Managers, the Depositary or the Information Agent has authorized any person to make any recommendation with respect to the Offer. Stockholders should carefully evaluate all information in the Offer to Purchase and in the related Letter of Transmittal and should consult their own financial and tax advisors. Stockholders must decide whether to tender their Shares and, if so, how many Shares to tender. In doing so, a stockholder should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal before making any decision with respect to the Offer.
YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, DECEMBER 6 2021, UNLESS THE OFFER IS EXTENDED.
For Shares to be tendered properly pursuant to the Offer, one of the following must occur: confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in the case of a book-entry transfer, must be received before 5:00 P.M., New York City time, on Monday, December 6, 2021 by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase.
BrightSphere will not pay any fees or commissions to brokers, banks or other nominees (other than fees to the Dealer Managers and the Information Agent, as described in Section 15 of the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. BrightSphere will, however, upon request, reimburse brokers, banks or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, bank or other nominee has been authorized to act as the agent of BrightSphere, the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. BrightSphere will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the Shares except as otherwise provided in the Offer to Purchase or Instruction 7 in the Letter of Transmittal.
Any questions or requests for assistance may be directed to the Dealer Managers or the Information Agent at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials and direct questions and requests for assistance to the Information Agent, Georgeson LLC, at: (888) 607-9252.

Very truly yours,
Citigroup Global Markets Inc.
RBC Capital Markets, LLC
NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF BRIGHTSPHERE, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.